EXHIBIT 99.1

Heritage Oaks Bancorp Announces Results for the Third Quarter of 2011

  Net income of $2.1 million; $1.2 million more than in the second quarter, marking the fourth consecutive quarter of profitability
  Improved asset quality, with non-performing assets down $11.6 million to $15.3 million
  Allowance for loan losses of $20.4 million, or 3.15% of gross loans, reflecting 156% coverage of non-performing loans, compared to 93% in second quarter
  Non-interest bearing DDA balances up 7% or $15.0 million over the second quarter, and $51.8 million more than September 30, 2010
  Net interest margin of 4.67%, down 13 basis points from the prior quarter
  Net income before loan loss provision expense and taxes was $4.4 million, up 21% over prior quarter
  Tier 1 Leverage ratio increased 9 basis points to 11.53% and Total Risk Based Capital ratio increased 43 basis points to 15.63%

PASO ROBLES, Calif., Oct. 27, 2011 (GLOBE NEWSWIRE) -- Heritage Oaks Bancorp (the "Company"), (Nasdaq:HEOP), the parent company of Heritage Oaks Bank (the "Bank"), today reported its fourth consecutive quarter of profitability with third quarter net income of $2.1 million, $1.2 million higher than second quarter's $954 thousand and $13.0 million above third quarter, 2010. After incorporating accrued dividends and accretion on preferred stock of $0.4 million, net income applicable to common shareholders for third quarter was $1.7 million. Net income per basic and diluted common share was $0.07 in the third quarter; $0.05 higher than second quarter. The Company earned $4.4 million in net income before taxes and loan loss provision expense in the third quarter of 2011, $0.8 million or 21% above second quarter. The increase in net income before taxes and loan loss provision expense on a linked quarter basis was largely driven by: $0.5 million increase in non-interest income associated with an increase in gains on sale of mortgages and fee revenues; $0.1 million improvement in net interest income and $0.1 million decrease in non-interest expenses.  The provision for loan losses in the third quarter was $1.1 million as compared to $2.3 million in the second quarter.  The majority of third quarter loan loss provision expense was recorded to cover $0.8 million of net charge-offs related to the sale of $4.8 million of non-performing loans.  Asset quality continued to improve in the third quarter, as non-performing assets declined $11.6 million, total classified assets declined $2.7 million and classified assets as a percent of Tier 1 Capital plus allowance for loan losses declined to 44.4% in third quarter, down from 47.4% in second quarter and 62.5% in first quarter of 2011.  Net income for the nine months ended September 30, 2011 was $3.6 million, an increase of $21.7 million over the same period a year earlier.

Ms. Simone Lagomarsino, newly appointed CEO and President of Heritage Oaks Bancorp stated, "I am very excited to be joining Heritage Oaks Bancorp at this time and am eager to lead the Company forward towards future growth and profitability. In the short time that I have been with the Company, I have been impressed with the strong loyalty of our customers as well as the dedication and commitment of our employees and directors.  I am also very encouraged by the progress that has been made to improve earnings, asset quality and profitability."  Ms. Lagomarsino further commented, "I share in the common vision of the Board of Directors and Management to not only continue down the path that has been set, but to raise the bar to focus on making Heritage Oaks Bank the best community bank for commercial and small business customers and retail consumers along California's Central Coast.  Furthermore, we aspire to be recognized among the very best performing community banks in California.  I am confident we can achieve these goals as we work to enhance the value and services we offer our customers, and by having the very best talent to support them."

"As asset quality continues to improve, we will place greater emphasis on improving our operating efficiency and core earnings.  While loan demand is still quite tepid along the Central Coast, we believe there are still many credit-worthy customers whose needs remain unfulfilled and who may be frustrated with their current banking relationships.  We intend to offer these customers a better alternative with the best people, an improved suite of products tailored to their needs, and with a value offering that makes good sense to both the customer and the Bank," concluded Ms. Lagomarsino.

Third Quarter Results

Net Income before Taxes and Loan Loss Provision Expense:  During the third quarter, net income before taxes and loan loss provision expense grew 21% from $3.6 million in the second quarter to $4.4 million in the third quarter. The increase of $0.8 million on a linked quarter basis was driven by: higher non-interest income of $0.5 million; higher net interest income of $0.1 million propelled by higher securities holdings, which more than offset a decline in interest from loans due to a $16.1 million decline in gross loans; and $0.1 million less non-interest expenses. In the third quarter the Company temporarily increased FHLB borrowings by $7.5 million, drew down excess cash balances of $13.1 million, and with these additional cash inflows added $30.4 million to the securities portfolio.

Net interest margin declined 13 basis points to 4.67% in third quarter due to the shift in earning asset mix resulting from the $16.1 million decline in loan balances and offsetting $30.4 million increase in the securities portfolio balance and non-repeat of loan prepayment fees that were recognized in the second quarter. This decline in net interest margin was partly offset by a 7 basis point decrease in the cost of funds.

Non-interest income totaled $2.6 million in third quarter, $0.5 million higher than second quarter. The increase was primarily due to $0.2 million of higher gains and fees on mortgage sales, $0.1 million of higher fee income, and $0.1 million of higher gain on sale of securities.

Non-interest expense declined $0.1 million on a linked quarter basis. This decline included a $0.1 million write-down provision on an OREO property and $0.4 million of provisions for contingent liabilities that arose in the third quarter. Exclusive of these provisions, non-interest expenses would have been $8.6 million. The Company continues to evaluate opportunities for further expense reduction.

The Company recorded a $1.2 million provision for income taxes based on its estimated 2011 effective annual tax rate of 32%, up from 29% in the prior quarter. No adjustments were required or have been made to the valuation allowance for deferred tax assets at this time.

Improved Asset Quality:  Overall classified assets decreased $2.7 million during the third quarter, to $58.3 million, reflecting a continued reduction after the second quarter's significant decrease in classified assets of $20.8 million.  OREO at September 30, 2011 was $2.2 million, $1.4 million less than the prior quarter.  Classified loans, which comprise the majority of classified assets, totaled $55.3 million of which $42.2 million or 76.3% were still accruing interest.  Non-performing assets declined $11.6 million or 43% to $15.3 million during the third quarter.  The decrease in non-performing assets during the third quarter was driven by: the sale of $4.8 million of non-accrual loans; $3.3 million in repayments on non-accrual loans; and the sale of $2.2 million of OREO.  During 2011, non-performing assets as a percent of total assets has declined from 3.43% in the first quarter to 2.77% in the second quarter to 1.56% at third quarter end.  Continued improvement was also noted in the level of special mention loans, which declined from $41.6 million in the first quarter to $31.4 million in the second quarter and are now $24.7 million at the end of the third quarter.  Loans delinquent 30-89 days have remained very low at $0.6 million or 0.09% of total gross loans in third quarter as compared to $0.8 million or 0.12% in second quarter.

Provision for loan losses decreased from $2.3 million for the second quarter to $1.1 million for the third quarter.  Excluding the provisioning required to cover the charge-offs related to the loan sales in the first, second and third quarters, the provision for loan losses were $0.4 million, $0.5 million and $0.3 million, respectively.  Third quarter gross charge-offs totaled $3.1 million of which $1.1 million was related to loans sold. Recoveries for the third quarter of 2011 were $0.6 million, up from $0.4 million in the prior quarter. Total net charge-offs (inclusive of loan sale charge-offs and recoveries) were $2.4 million for the third quarter representing 1.43% of total loans on an annualized basis.

At September 30, 2011 the allowance for loan losses was $20.4 million or 3.15% of total loans.  The allowance for loan losses reflected 156% coverage over non-performing loans of $13.1 million, a substantial improvement compared to the prior quarter's 93% coverage.  Total classified assets as a percent of Tier 1 Capital plus allowance for loan losses was 44.4%, down from 47.4% in the prior quarter and down from 66.0% at year-end, 2010.

A summary of key metrics related to asset quality follows (dollars in millions):

	September 30, 2011	June 30, 2011	September 30, 2010
Classified Loans	$55.3	$56.6	$60.2
Classified Assets	$58.3	$61.0	$78.8
Classified Assets / Tier 1 + ALLL	44.42%	47.42%	57.80%
Non-Performing Assets / Total Assets	1.56%	2.77%	3.62%
ALLL / Gross Loans	3.15%	3.27%	3.20%
Non-Performing Loans	$13.1	$23.3	$26.8
ALLL / Non-Performing Assets	155.96%	93.07%	80.40%
Net Charge-Offs / Average Loans	1.43%	2.96%	2.82%
OREO	$2.2	$3.6	$9.0
30-89 Day Deliquent Loans	$0.6	$0.8	$0.8

Core Business:  New loan fundings and commitments for the third quarter were $85.2 million, up $12.8 million from second quarter.  In third quarter $38.5 million 1 – 4 family residential mortgages were originated, which were largely sold to investors and resulted in fees and gains on sale of $0.7 million.  This compares to second quarter's 1 - 4 family originations of $26.4 million which resulted in fees and gains on sale of $0.5 million.  As classified loan sales diminish or end, we anticipate loan production should largely offset normal loan portfolio run-off due to amortization, pay-offs and charge-offs in future quarters.  The gross loan portfolio declined $16.1 million in the third quarter to $648.2 million primarily due to the $4.8 million classified loan sale, $1.4 million in charge-offs, $1.0 million in loans foreclosed on and transferred to foreclosed assets and $8.9 million in net loan pay-downs which outpaced new loan fundings made during the third quarter.

Residential mortgage production volumes continue to increase in the very low interest rate environment.  Also contributing to mortgage originations have been the recent mortgage sales force hires who are gaining traction.    Sales force recruiting for our SBA department is also currently underway.

Total deposit balances at September 30, 2011 were largely flat at $801.7 million in comparison to the balances at June 30, 2011 of $802.5 million.  However, non-interest bearing DDA increased $15.0 million or 7% in third quarter to $228.2 million and represented 28% of total deposits.  Year-over-year, non-interest bearing deposits increased $51.8 million or 29%. Offsetting the increase in non-interest bearing DDA were reductions in higher cost time deposits and savings accounts.

During the third quarter the Company revamped its retail checking account offerings.  The new, more simplified checking account product offering was consolidated from 14 products to 2 products.  Account pricing will vary from $0 up to $12 per month, depending upon each customer's combined deposit relationship, whether statements are produced in paper form or electronic form, and the number of debit card transactions in the statement period. It is anticipated that this simplification will reduce complexity for our customers, help front-line sales staff more easily explain our product offerings and reduce costs in the back office.

Balance Sheet: Total assets as of September 30, 2011 were $983.1 million, $9.6 million higher than reported in the prior quarter. The increase in assets is primarily comprised of the $30.4 million increase in the securities portfolio, $9.4 million increase in mortgages held for sale, partially offset by a $16.1 million reduction in the loan portfolio, of which $4.8 million related to the sale of non-accrual loans, and a $13.1 million reduction in cash and equivalents. Total deposits as of quarter-end were $801.7 million, effectively flat to June 30, 2011. Total core deposits (non-interest bearing DDA, NOW, savings, money market, and CD's less than $100,000) totaled $704.6 million, up $5.9 million from the June 30, 2011 balance of $698.7 million. Core deposits comprised 88% of total deposit balances at the end of the third quarter.

Total gross loans were $648.2 million at September 30, 2011, a decrease of $16.1 million on a linked quarter basis. The linked quarter decrease is attributed to the sale of $4.8 million of non-accrual loans, $1.4 million in net charge-offs (other than those related to non-accrual loan sales), $1.0 million of loans transferred to foreclosed real estate and $8.9 million in net pay-downs of loans.

Deferred Tax Assets:  The Company's net deferred tax assets increased $0.4 million in third quarter to $19.2 million. The Company has maintained the same $7.1 million valuation allowance for deferred tax assets at quarter end that existed at December 31, 2010. The Company will continue to analyze its deferred tax assets, including those for which a valuation allowance has been established, on a quarterly basis, for changes affecting the ability to realize those assets and, as such, the valuation allowance may be adjusted in future periods.  The Company will analyze changes in near-term market conditions and consider both positive and negative evidence as well as other factors which may impact future operating results in making any decision to adjust the valuation allowance in future periods.

Capital Position:  As of September 30, 2011, Heritage Oaks Bancorp maintained its strong capital position with a Tier 1 Leverage ratio of 11.53%, representing an increase of 9 basis points over prior quarter. Tangible common equity as a percentage of tangible assets increased 9 basis points over the prior quarter to 9.13% at September 30, 2011. Total Risk-Based Capital ended the third quarter at 15.63%, an increase of 43 basis points from that reported in second quarter.

Heritage Oaks Bank reported a Tier 1 Leverage ratio of 11.28% and Total Risk-Based Capital ratio of 15.28% at September 30, 2011. Both of these ratios exceed the minimum Tier 1 Leverage ratio of 10.0% and Total Risk Based Capital ratio of 11.5% set forth by the FDIC and DFI Consent Order dated March 4, 2010.

Liquidity:  On balance sheet liquidity as measured by our Liquidity Ratio (total cash and equivalents plus unpledged marketable securities divided by the sum of total deposits and short-term liabilities less pledged securities) remained strong at 34% at the end of third quarter, 3% higher than prior quarter. At the end of September the Bank had remaining borrowing capacity with the Federal Home Loan Bank ("FHLB") of approximately $161.2 million which increased by 29.7% since prior quarter-end. The Bank also has a collateralized borrowing facility with the Federal Reserve Bank of $8.7 million and had the ability to purchase federal funds under a correspondent bank line of credit in the aggregate amount of $15.0 million as of September 30, 2011. Additionally, $242 million of the Company's $249 million investment portfolio was unpledged and available as on-balance sheet liquidity as of September 30, 2011.

Conference Call

Heritage Oaks Bancorp will host a conference call to discuss these third quarter results at 8:00 a.m. PDT on October 28th, 2011. Media representatives, analysts and the public are invited to listen to this discussion by calling (877) 363-5052 and entering the passcode 149545436, or via on-demand webcast. A link to the webcast will be available on the Heritage Oaks Bancorp's website at www.heritageoaksbancorp.com. A replay of the call will be available on Heritage Oaks Bancorp's website later that day and will remain on its site for up to 14 calendar days.

About the Company

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank which operates as Heritage Oaks Bank and Business First, a division of Heritage Oaks Bank. Heritage Oaks Bank is headquartered in Paso Robles and has two branches in Paso Robles and San Luis Obispo, single branch in Cambria, Arroyo Grande, Atascadero, Templeton, and Morro Bay and three branches in Santa Maria. Heritage Oaks Bank conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County. The Business First division has two branches in Santa Barbara. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbank.com.

The Heritage Oaks Bancorp logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7045

Forward Looking Statements

Statements concerning future performance, developments or events, expectations for growth, income forecasts, sales activity for collateral, credit quality and any other guidance on future periods constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to the ongoing financial crisis in the United States and the markets in which the Company operates, and the response of the federal and state government and our regulators thereto, the effects on our operations of the enforcement actions we are subject to, continued growth, the Bank's beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank's operations, interest rates and financial policies of the United States government, continued weakness in the real estate markets within which we operate and general economic conditions. Additional information on these and other factors that could affect financial results are included in Heritage Oaks Bancorp's Securities and Exchange Commission filings. If any of these risks or uncertainties materialize or if any of the assumptions underlying such forward-looking statements proves to be incorrect, Heritage Oaks Bancorp's results could differ materially from those expressed in, implied or projected by such forward-looking statements. Heritage Oaks Bancorp assumes no obligation to update such forward-looking statements.

Heritage Oaks Bancorp
Consolidated Balance Sheets

	(unaudited)	(unaudited)	(unaudited)
(dollar amounts in thousands)	9/30/2011	6/30/2011	9/30/2010
Assets
Cash and due from banks	$ 18,339	$ 17,696	$ 16,681
Interest bearing due from banks	8,383	22,115	34,936
Federal funds sold	--	--	5,500
Total cash and cash equivalents	26,722	39,811	57,117

Interest bearing deposits with other banks	--	99	119
Securities available for sale	248,854	218,430	202,218
Federal Home Loan Bank stock, at cost	4,684	4,761	5,395
Loans held for sale	13,130	3,662	12,374
Gross loans	648,194	664,331	673,882
Net deferred loan fees	(1,210)	(1,167)	(1,605)
Allowance for loan losses	(20,409)	(21,700)	(21,571)
Net loans	626,575	641,464	650,706
Property, premises and equipment	5,764	5,926	6,216
Deferred tax assets, net	19,240	18,823	11,420
Bank owned life insurance	14,029	14,103	12,937
Goodwill	11,049	11,049	11,049
Core deposit intangible	1,771	1,867	2,256
Other real estate owned	2,191	3,587	9,031
Other assets	9,108	9,936	9,708
Total assets	$ 983,117	$ 973,518	$ 990,546

Liabilities
Deposits
Demand, non-interest bearing	228,236	$ 213,251	$ 176,419
Savings, NOW, and money market	368,430	372,686	384,080
Time deposits of $100K or more	97,108	103,857	118,443
Time deposits under $100K	107,959	112,716	116,682
Total deposits	801,733	802,510	795,624
Short term FHLB borrowing	11,000	3,500	55,000
Long term FHLB borrowing	25,500	25,500	--
Junior subordinated debentures	8,248	8,248	8,248
Other liabilities	10,605	9,362	9,124
Total liabilities	857,086	849,120	867,996

Stockholders' equity
Preferred stock, 5,000,000 shares authorized:
Series A senior preferred stock; $1,000 per share stated value
issued and outstanding: 21,000 shares	20,068	19,975	19,701
Series C preferred stock, $3.25 per share stated value;
issued and outstanding: 1,189,538 shares	3,604	3,604	3,604
Common stock, no par value; authorized: 100,000,000 shares;
issued and outstanding: 25,081,819, 25,081,819 and 25,082,344
as of September 30, 2011; June 30, 2011; and September 30, 2010, respectively	101,140	101,140	101,140
Additional paid in capital	6,920	6,856	6,880
Retained deficit	(6,543)	(8,288)	(9,187)
Accumulated other comprehensive income	842	1,111	412
Total stockholders' equity	126,031	124,398	122,550
Total liabilities and stockholders' equity	$ 983,117	$ 973,518	$ 990,546

Common book value per common share	$ 4.04	$ 3.98	$ 3.91

Heritage Oaks Bancorp
Consolidated Statements of Operations

	(unaudited)	(unaudited)	(unaudited)
	For the Three Months Ended
(dollar amounts in thousands except per share data)	9/30/2011	6/30/2011	9/30/2010
Interest Income
Interest and fees on loans	$ 10,174	$ 10,434	$ 10,908
Interest on investment securities	1,880	1,521	1,771
Other Interest Income	18	85	27
Total interest income	12,072	12,040	12,706
Interest Expense
Interest on savings, NOW and money market deposits	361	385	705
Interest on time deposits in denominations of $100 or more	363	411	502
Interest on time deposits under $100	350	379	494
Other borrowings	143	136	163
Total interest expense	1,217	1,311	1,864
Net interest income before provision for loan losses	10,855	10,729	10,842
Provision for loan losses	1,086	2,299	4,400
Net interest income after provision for loan losses	9,769	8,430	6,442
Non Interest Income
Fees and service charges	659	591	581
Mortgage gain on sale and origination fees	734	553	1,027
Debit/credit card fee income	430	400	386
Earnings on bank owned life insurance	147	149	143
Other than temporary impairment losses on investment securities:
Total impairment loss on investment securities	--	--	(650)
Non credit related losses recognized in other comprehensive income	--	--	544
Net impairment losses on investment securities	--	--	(106)
Gain on sale of investment securities	595	518	807
Loss on sale of other real estate owned	(266)	(294)	(28)
Other Income	258	141	93
Total non interest income	2,557	2,058	2,903
Non Interest Expense
Salaries and employee benefits	4,434	4,386	5,195
Equipment	399	476	433
Occupancy	888	937	966
Promotional	156	163	173
Data processing	801	718	497
OREO related costs	162	295	168
Write-downs of foreclosed assets	89	146	651
Regulatory assessment costs	503	615	669
Audit and tax advisory costs	188	163	143
Director fees	102	133	132
Outside services	296	392	412
Telephone / communication costs	89	95	99
Amortization of intangible assets	96	96	128
Stationery and supplies	87	95	114
Other general operating costs	760	470	490
Total non interest expense	9,050	9,180	10,270
Income / (loss) before provision for income taxes	3,276	1,308	(925)
Provision for income taxes	1,157	354	9,978
Net income / (loss)	2,119	954	(10,903)
Dividends and accretion on preferred stock	373	370	357
Net income / (loss) available to common shareholders	$ 1,746	$ 584	$ (11,260)

Weighted Average Shares Outstanding
Basic	25,054,027	25,050,584	25,004,479
Diluted	26,254,045	26,252,066	25,004,479
Earnings / (Loss) Per Common Share
Basic	$ 0.07	$ 0.02	$ (0.45)
Diluted	$ 0.07	$ 0.02	$ (0.45)

Heritage Oaks Bancorp
Consolidated Statements of Operations

	(unaudited)	(unaudited)
	For the Nine Months Ended
(dollar amounts in thousands except per share data)	9/30/2011	9/30/2010
Interest Income
Interest and fees on loans	$ 31,132	$ 33,478
Interest on investment securities	5,016	4,759
Other Interest Income	67	95
Total interest income	36,215	38,332
Interest Expense
Interest on savings, NOW and money market deposits	1,171	2,589
Interest on time deposits in denominations of $100 or more	1,212	1,597
Interest on time deposits under $100	1,138	1,684
Other borrowings	396	533
Total interest expense	3,917	6,403
Net interest income before provision for loan losses	32,298	31,929
Provision for loan losses	5,370	25,700
Net interest income / (loss) after provision for loan losses	26,928	6,229
Non Interest Income
Fees and service charges	1,820	1,820
Mortgage gain on sale and origination fees	1,750	2,278
Debit/credit card fee income	1,211	1,052
Earnings on bank owned life insurance	444	437
Other than temporary impairment losses on investment securities:
Total impairment loss on investment securities	--	(650)
Non credit related losses recognized in other comprehensive income	--	544
Net impairment losses on investment securities	--	(106)
Gain on sale of investment securities	1,187	710
(Loss) / gain on sale of other real estate owned	(587)	34
Gain on extinguishment of debt	--	1,700
Other income	691	627
Total non interest income	6,516	8,552
Non Interest Expense
Salaries and employee benefits	13,371	14,374
Equipment	1,327	1,131
Occupancy	2,768	2,840
Promotional	491	525
Data processing	2,253	1,832
OREO related costs	556	430
Write-downs of foreclosed assets	968	867
Regulatory assessment costs	1,834	1,971
Audit and tax advisory costs	514	428
Director fees	338	388
Outside services	1,035	1,247
Telephone / communication costs	268	260
Amortization of intangible assets	356	385
Stationery and supplies	294	343
Other general operating costs	1,724	1,393
Total non interest expenses	28,097	28,414
Income / (loss) before provision for income taxes	5,347	(13,633)
Provision for income taxes	1,753	4,444
Net income / (loss)	3,594	(18,077)
Dividends and accretion on preferred stock	1,108	4,517
Net income / (loss) available to common shareholders	$ 2,486	$ (22,594)

Weighted Average Shares Outstanding
Basic	25,046,569	14,719,951
Diluted	26,252,601	14,719,951
Earnings / (Loss) Per Common Share
Basic	$ 0.10	$ (1.54)
Diluted	$ 0.10	$ (1.54)

Heritage Oaks Bancorp
Key Ratios

	Three Months Ended
PROFITABILITY / PERFORMANCE RATIOS	9/30/2011	6/30/2011	9/30/2010
Net interest margin	4.67%	4.80%	4.56%
Return on average equity	6.67%	3.10%	-32.20%
Return on average common equity	6.83%	2.37%	-40.70%
Return on average assets	0.85%	0.40%	-4.29%
Non interest income to total net revenue	19.07%	16.09%	18.78%
Yield on interest earning assets	5.19%	5.38%	5.35%
Cost of interest bearing liabilities	0.78%	0.84%	1.10%
Cost of funds	0.57%	0.64%	0.86%
Operating efficiency ratio (1)	66.52%	68.78%	70.42%

ASSET QUALITY RATIOS

Non-performing loans to total gross loans	2.02%	3.51%	3.98%
Allowance for loan losses to non-performing loans	155.96%	93.07%	80.40%
Non-performing loans to total assets	1.33%	2.40%	2.71%
Non-performing loans to equity	10.38%	18.74%	21.89%
Non-performing assets to total assets	1.56%	2.77%	3.62%
Allowance for loan losses to total gross loans	3.15%	3.27%	3.20%
Net charge-offs to average loans outstanding	1.43%	2.96%	2.82%
Classified assets to Tier I + ALLL	44.42%	47.42%	57.80%

CAPITAL RATIOS

Company
Leverage ratio	11.53%	11.44%	11.48%
Tier I Risk-Based Capital Ratio	14.37%	13.93%	15.41%
Total Risk-Based Capital Ratio	15.63%	15.20%	16.68%

Bank
Leverage ratio	11.28%	11.15%	10.95%
Tier I Risk-Based Capital Ratio	14.01%	13.53%	14.64%
Total Risk-Based Capital Ratio	15.28%	14.80%	15.91%

(1) The efficiency ratio is defined as total non interest expense as a percent of the combined net interest income plus non interest income, exclusive of gains and losses on securities sales, other than temporary impairment losses, gains and losses on sale of OREO, operating and administrative costs of OREO and gains and losses on sale of fixed assets.

Heritage Oaks Bancorp
Average Balances

	Three Months Ended
	9/30/2011			6/30/2011			9/30/2010
(dollars in thousands)	Balance	Yield/Rate	Inc/Exp	Balance	Yield/Rate	Inc/Exp	Balance	Yield/Rate	Inc/Exp
Interest Earning Assets
Investments with other banks	$ 33	2.64%	$ --	$ 99	1.30%	$ --	$ 119	1.41%	$ --
Interest bearing due from banks	16,368	0.17%	7	15,026	0.19%	7	32,708	0.24%	20
Federal funds sold	--	0.00%	--	--	0.00%	--	5,500	0.11%	1
Investment securities taxable	208,415	2.87%	1,509	172,427	2.84%	1,223	178,833	3.29%	1,483
Investment securities non taxable	38,355	3.95%	382	36,598	4.13%	376	28,080	4.15%	294
Loans (1)	659,443	6.12%	10,174	673,297	6.22%	10,434	697,053	6.21%	10,908
Total earning assets	922,614	5.19%	12,072	897,447	5.38%	12,040	942,293	5.35%	12,706
Allowance for loan losses	(21,530)			(24,242)			(21,814)
Other assets	83,012			86,266			88,315
Total assets	$ 984,096			$ 959,471			$ 1,008,794

Interest Bearing Liabilities
Interest bearing demand	$ 64,063	0.12%	$ 20	$ 65,216	0.15%	$ 25	$ 66,885	0.27%	$ 45
Savings	36,337	0.12%	11	31,056	0.19%	15	27,701	0.16%	11
Money market	270,596	0.48%	330	270,278	0.51%	345	287,389	0.90%	649
Time deposits	210,154	1.35%	713	220,648	1.44%	790	229,961	1.72%	996
Total interest bearing deposits	581,150	0.73%	1,074	587,198	0.80%	1,175	611,936	1.10%	1,701
Federal Home Loan Bank borrowings	31,810	1.27%	102	32,544	1.16%	94	63,370	0.73%	116
Junior subordinated debentures	8,248	1.97%	41	8,248	2.05%	42	8,248	2.26%	47
Total borrowed funds	40,058	1.42%	143	40,792	1.34%	136	71,618	0.90%	163
Total interest bearing liabilities	621,208	0.78%	1,217	627,990	0.84%	1,311	683,554	1.08%	1,864
Non interest bearing demand	226,595			197,864			180,284
Total funding	847,803	0.57%	1,217	825,854	0.64%	1,311	863,838	0.86%	1,864
Other liabilities	10,291			10,254			10,602
Total liabilities	$ 858,094			$ 836,108			$ 874,440

Stockholders' Equity
Total shareholders' equity	126,002			123,363			134,354
Total liabilities and shareholders' equity	$ 984,096			$ 959,471			$ 1,008,794

Net interest margin		4.67%			4.80%			4.56%
(1) Nonaccrual loans have been included in total loans.

Heritage Oaks Bancorp
Loans and Deposits

(dollar amounts in thousands)	For the Quarters Ended
Loans	9/30/2011	6/30/2011	9/30/2010
Real Estate Secured
Multi-family residential	$ 15,931	$ 16,287	$ 20,475
Residential 1 to 4 family	21,418	19,310	23,358
Home equity lines of credit	30,388	31,532	30,627
Commercial	363,486	368,583	343,753
Farmland	10,432	11,129	15,364
Total real estate secured	441,655	446,841	433,577
Commercial
Commercial and industrial	134,048	140,084	139,672
Agriculture	15,864	16,092	14,746
Other	101	113	194
Total commercial	150,013	156,289	154,612
Construction
Single family residential	11,513	11,110	8,972
Single family residential - Spec.	250	500	2,789
Multi-family	1,687	1,704	1,870
Commercial	7,107	11,124	32,307
Total construction	20,557	24,438	45,938
Land	29,130	29,802	32,167
Installment loans to individuals	6,644	6,748	7,129
All other loans (including overdrafts)	196	213	459
Total gross loans	648,195	664,331	673,882
Deferred loan fees	1,210	1,167	1,605
Reserve for loan losses	20,409	21,700	21,571
Net loans	$ 626,576	$ 641,464	$ 650,706
Loans held for sale	$ 13,130	$ 3,662	$ 12,374

	For the Quarters Ended
Allowance for Loan Losses	9/30/2011	6/30/2011	9/30/2010
Balance, beginning of period	$ 21,700	$ 24,367	$ 22,134
Provision for loan losses	1,086	2,299	4,400
Loans charge-off
Residential 1 to 4 family	--	--	316
Home equity lines of credit	278	128	1
Commercial real estate	366	704	523
Farmland	--	226	--
Commercial and industrial	1,098	1,879	2,530
Agriculture	59	--	44
Construction	47	--	21
Land	--	94	1,673
Installment loans to individuals	66	114	25
Total loan charge-offs	1,914	3,145	5,133
Recoveries of loans previously charged-off	610	372	170
Loan sale charge-offs / (recoveries)
Home equity lines of credit	57
Commercial real estate	655	2,193	--
Farmland	290
Commercial and industrial	46	--	--
Land	25	--	--
Net loan sale charge-offs / (recoveries)	1,073	2,193	--
Balance, end of period	$ 20,409	$ 21,700	$ 21,571

Net charge-offs	$ 2,377	$ 4,966	$ 4,963

		For the Quarters Ended
Deposits	9/30/2011	6/30/2011	9/30/2010
Demand, non-interest bearing	$ 228,236	$ 213,251	$ 176,419
Interest-bearing demand	62,036	65,636	62,848
Savings	33,125	39,942	27,630
Money market	273,269	267,108	293,602
Time deposits	205,067	216,573	235,125
Total deposits	$ 801,733	$ 802,510	$ 795,624

Heritage Oaks Bancorp
Non-Performing and Classified Assets

	For the Quarters Ended
Non-Performing Assets	9/30/2011	6/30/2011	9/30/2010
Loans on non-accrual status
Residential 1-4 family	$ 661	$ 672	$ 748
Home equity lines of credit	360	1,379	320
Commercial real estate	4,840	10,988	13,245
Farmland	--	857	2,712
Commercial and industrial	1,874	3,194	3,694
Agriculture	1,208	1,199	731
Construction	937	1,293	2,798
Land	3,206	3,724	2,244
Installment	--	11	284
Total non-accruing loans	$ 13,086	$ 23,317	$ 26,776
Loans more than 90 days delinquent, still accruing	--	--	52
Total non-performing loans	13,086	23,317	26,828
Other real estate owned (OREO)	2,191	3,587	9,031
Other repossessed assets	43	--
Total non-performing assets	$ 15,320	$ 26,904	$ 35,859

	For the Quarters Ended
Classified assets	9/30/2011	6/30/2011	9/30/2010
Loans	$ 55,254	$ 56,565	$ 60,228
Other real estate owned (OREO)	2,191	3,587	9,031
Other classified assets	895	882	9,576
Total classified assets	$ 58,340	$ 61,034	$ 78,835

Classified assets to Tier I + ALLL	44.42%	47.42%	57.80%

Note: Classified assets consists of substandard and non-performing loans, OREO, non- investment grade securities, other repossessed assets and substandard letters of credit.

The following tables reconcile the quarter to date and year to date changes in the balance of loans on non-performing status during 2011:

Heritage Oaks Bancorp
Quarter to Date Non-Performing Loan Reconciliation

	Balance				Transfers	Returns to		Transfers	Balance
	June 30,		Net		to Foreclosed	Accrual	Net	to Held	September 30,
(dollars in thousands)	2011	Additions	Paydowns	Advances	Collateral	Status	Charge-offs	for Sale	2011
Real Estate Secured
Residential 1 to 4 family	672	$ --	$ (11)	$ --	$ --	$ --	$ --	$ --	661
Home equity line of credit	1,379	117	(28)	--	(683)	--	(336)	(89)	360
Commercial	10,988	98	(2,155)	--	--	(553)	(1,030)	(2,508)	4,840
Farmland	857	--	(18)	--	--	--	(289)	(550)	--
Commercial
Commercial and industrial	3,194	387	(551)	10	(235)	(77)	(582)	(272)	1,874
Agriculture	1,199	--	(18)	87	--	--	(60)	--	1,208
Construction
Single family residential	1,293	--	(309)	--	--	--	(47)	--	937
Land	3,724	--	(214)	--	--	--	(24)	(280)	3,206
Installment loans to individuals	11	99	(1)	--	(43)	--	(66)	--	--
	.
Totals	$ 23,317	$ 701	$ (3,305)	$ 97	$ (961)	$ (630)	$ (2,434)	$ (3,699)	$ 13,086

Heritage Oaks Bancorp
Year to Date Non-Performing Loan Reconciliation

	Balance				Transfers	Returns to		Transfers	Balance
	December 31,		Net		to Foreclosed	Accrual	Net	to Held	September 30,
(dollars in thousands)	2010	Additions	Paydowns	Advances	Collateral	Status	Charge-offs	for Sale	2011
Real Estate Secured
Residential 1 to 4 family	$ 748	$ 165	$ (30)	$ --	$ --	$ --	$ (3)	$ (219)	$ 661
Home equity line of credit	1,019	621	(44)	--	(683)	--	(464)	(89)	360
Commercial	17,752	4,942	(2,915)	--	(2,578)	(1,374)	(3,590)	(7,397)	4,840
Farmland	2,626	226	(92)	--	--	(1,695)	(515)	(550)	--
Commercial
Commercial and industrial	3,921	4,079	(1,996)	10	(276)	(77)	(3,476)	(311)	1,874
Agriculture	246	977	(42)	87	--	--	(60)	--	1,208
Construction
Single family residential	1,311	--	(327)	--	--	--	(47)	--	937
Single family residential - Spec.	1,250	--	--	--	--	--	(291)	(959)	--
Multi-family	479	--	(479)	--	--	--	--	--	--
Land	3,371	838	(433)	--	--	(163)	(127)	(280)	3,206
Installment loans to individuals	96	219	(21)	--	(135)	--	(159)	--	--

Totals	$ 32,819	$ 12,067	$ (6,379)	$ 97	$ (3,672)	$ (3,309)	$ (8,732)	$ (9,805)	$ 13,086

The following tables reconcile the quarter to date and year to date changes in the balance of OREO during 2011:

Heritage Oaks Bancorp
Quarter to Date OREO Reconciliation

	Balance				Balance
	June 30,				September 30,
(dollars in thousands)	2011	Additions	Sales	Writedowns	2011
Real Estate Secured
Residential 1 to 4 family	$ --	$ 865	$ (865)	$ --	$ --
Home equity line of credit	--	--	--	--	--
Commercial real estate	2,385	--	(1,124)	(56)	1,205
Construction
Single family residential - Spec.	444	--	--	(21)	423
Tract	242	--	--	--	242
Land	516	--	(183)	(12)	321

Totals	$ 3,587	$ 865	$ (2,172)	$ (89)	$ 2,191

Heritage Oaks Bancorp
Year to Date OREO Reconciliation

	Balance				Balance
	December 31,				September 30,
(dollars in thousands)	2010	Additions	Sales	Writedowns	2011
Real Estate Secured
Residential 1 to 4 family	$ 160	$ 865	$ (1,025)	$ --	$ --
Commercial real estate	3,953	2,578	(4,510)	(816)	1,205
Commercial
Commercial and industrial	464	--	(464)	--	--
Construction
Single family residential - Spec.	475	--	--	(52)	423
Tract	251	--	--	(9)	242
Land	1,365	41	(994)	(91)	321

Totals	$ 6,668	$ 3,484	$ (6,993)	$ (968)	$ 2,191
CONTACT: Simone Lagomarsino, CEO
         805-369-5260

         Tom Tolda, CFO
         805-369-5107